CUSIP No. G21107100	13D	Page 9 of 9 Pages

EXHIBIT 1

AGREEMENT AS TO JOINT FILING OF SCHEDULE 13D

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the undersigned agree that only one statement containing the information required by Schedule 13D and any further amendments thereto needs to be filed with respect to the beneficial ownership by each of the undersigned of the ordinary shares of China Cord Blood Corporation, a Cayman Islands company, and further agree that this Joint Filing Agreement be included as an exhibit to the Schedule 13D, provided that, as contemplated by Section 13d-1(k)(1)(ii), no person shall be responsible for the completeness or accuracy of the information concerning any other person making the filing, unless such person knows or has reason to believe that such information is inaccurate. This Agreement as to Joint Filing may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have set their hands as of this 9th day of July, 2009.

GOLDEN MEDITECH STEM CELLS (BVI) COMPANY LIMITED

By:	/s/ Kam Yuen
Name:	Kam Yuen
Title:	Director

GOLDEN MEDITECH COMPANY LIMITED

By:	/s/ Kam Yeun
Name:	Kam Yuen
Title:	Chairman and Chief Executive Officer